Exhibit 21.1

Principal Subsidiaries and Consolidated Affiliated Entities of the Registrant

Subsidiaries:

PPDAI (HK) LIMITED, a Hong Kong company

Beijing Prosper Investment Consulting Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Beijing Paipairongxin Investment Consulting Co., Ltd., a PRC company

Shanghai PPDai Financial Information Service Co., Ltd., a PRC company

Wuxi PPDai Financial Information Service Co., Ltd., a PRC company

Shanghai Paifenle Internet Technology Co., Ltd., a PRC company

Hefei PPDai Information Technology Co., Ltd., a PRC company